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EXHIBIT 99.1(d)

Resolution of the Board of Directors of Pacific Mutual Life Insurance Company authorizing the merger with Pacific Corinthian Life Insurance Company.
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                                                                EXHIBIT 99.1(d)

                            SECRETARY'S CERTIFICATE

                     PACIFIC MUTUAL LIFE INSURANCE COMPANY


WHEREAS, pursuant to the authority granted by this Board of Directors, the officers of this corporation proffered a bid (the "Bid") to rehabilitate First Capital Life Insurance Company, in Conservation ("FCL"), and took other related actions;

WHEREAS, the California Superior Court, Los Angeles County, has approved the Corporation's Bid pursuant to its Order Approving and Adopting Final Plan of Rehabilitation and Order of Rehabilitation dated July 1, 1992 (the "Order"); and

WHEREAS, in carrying out the terms of the Order, an Agreement in Connection with the Rehabilitation of First Capital Life Insurance Company dated as of July 28, 1992 (the "Plan") between this Corporation and John Garamendi on behalf of FCL, as the Insurance Commissioner of the State of California, has been executed and delivered.

NOW THEREFORE, BE IT RESOLVED, that the prior acts of the officers of this Corporation, and each of them, in proffering the Bid, obtaining the Order and in executing and delivering the Plan and related agreements and acts be, and they hereby are, ratified, confirmed and approved;

RESOLVED FURTHER, that the proper officers of this Corporation be, and they hereby are, authorized to execute and deliver pursuant to the Plan, agreements and documents specified in the Plan, including but not limited to a Management Agreement, an Assumption Reinsurance Agreement, and such other agreements and documents referred to in the Plan or contemplated thereby, with such amendments and changes thereto as such officers shall in their sole discretion deem necessary and proper in order to carry out the matters contained in the Plan and the Order.

                                     * * * * *

        I, AUDREY L. MILFS, do hereby certify that I am the duly elected qualified and acting Secretary of Pacific Mutual Life Insurance Company, a California corporation, and I do hereby further certify that the foregoing is a true and correct copy of a resolution adopted at a meeting of the Board of Directors of said corporation held on October 28, 1992, at which a quorum was present and voted in favor thereof, and that said resolution has not been revoked or amended and is now in full force and effect.

        IN WITNESS WHEREOF, I have executed this Certificate as Secretary of said corporation on this 7th day of July, 1997.

                                        /s/ Audrey L. Milfs
                                        -------------------
                                            Secretary